Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated July 20, 2026 with respect to the Class A Ordinary Shares of Churchill Capital Corp XI and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

RichRich Capital LLC

By:	/s/ Rich Huang
Rich Huang, Sole Member
Date:	07/20/2026

Huang Capital Inc.

By:	/s/ Rich Huang
Rich Huang, Chief Executive Officer
Date:	07/20/2026

Huang Rich

By:	/s/ Rich Huang
Rich Huang
Date:	07/20/2026